                         SECURITIES AND EXCHANGE  COMMISSION
                                Washington, D.C. 20549

                                      FORM 8-K/A
                          Amendment to Application or Report
                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934

                                   January 21, 1997

                                  CULBRO CORPORATION
                  (Exact name of registrant as specified in charter)
                                  Filing Fee #026093

                                   AMENDMENT NO. 1
                                   ---------------
                                   ---------------

    THE undersigned registrant hereby amends Culbro Corporation's Form 8-K dated January 21, 1997 to include the financial statements required by Item 7(a) and the pro forma financial information required by Item 7(b) of the Form 8-K, in connection with the acquisitions of Villazon & Company, Inc. and Honduras American Tabaco S.A. de C.V. (collectively "Villazon") by General Cigar Co, Inc., formerly a wholly owned direct subsidiary of Culbro Corporation, and now a subsidiary of General Cigar Holdings, Inc., which is a majority owned subsidiary of Culbro Corporation. The pro forma information contained herein reflects the acquisition of Villazon, the effect of an initial public offering of Class A Common Stock of General Cigar Holdings, Inc., which was completed on February 28, 1997 and the effect of the sale of the Corporation's subsidiary, CMS Gilbreth Packaging Systems, Inc., which was completed on November 8, 1996.

    1.   FINANCIAL STATEMENTS REQUIRED BY ITEM 7(A)

    Audited financial statements of Villazon & Company, Inc. and of Honduras American Tabaco S.A. de C.V. for each of the three years ended December 31, 1996.

    2.   FINANCIAL STATEMENTS REQUIRED BY ITEM 7(B)

    Unaudited pro forma statement of operations of Culbro Corporation for the fiscal year ended November 30, 1996 assuming that the Villazon acquisition, the initial public offering of General Cigar Holdings, Inc. and the sale of CMS Gilbreth Packaging Systems, Inc. had been completed as of the beginning of the fiscal year;

    Unaudited pro forma balance sheet of Culbro Corporation as of November 30, 1996 assuming that the Villazon acquisition and the initial public offering of General Cigar Holdings, Inc. had been completed as of the balance sheet date. The effect of the sale of CMS Gilbreth Packaging Systems, Inc. is reflected in Culbro Corporation's historical balance sheet as of November 30, 1996.

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            Culbro Corporation
                                       ---------------------------
                                            (Registrant)

                                  BY:       /s/ Jay Green
                                       ---------------------------
                                            (Signature)
DATE:  APRIL 7, 1997                        EXECUTIVE VICE PRESIDENT

ITEM 2.  BUSINESS ACQUISITIONS AND DISPOSITIONS

    On January 21, 1997, General Cigar Co., Inc. ("General Cigar"), a
subsidiary of Culbro Corporation (the "Corporation") completed the acquisitions of two affiliated companies, Villazon and Company, Inc., a U.S. corporation, and Honduras American Tabaco, S.A. de C.V., a Honduran corporation (collectively "Villazon"), for approximately $80.6 million consisting of $90.5 million of purchase price, including direct acquisition costs, less $9.9 million of cash acquired at closing. Cash paid to the sellers was $64.6 million and $24.4 million aggregate principal amount of seller notes were issued (the "Villazon
Acquisition").  Both companies are engaged in the cigar business.   The Villazon
Acquisition will be accounted for using the purchase method of accounting. Cost in excess of net assets acquired, primarily trade names and other intangible assets, is estimated to be approximately $70 million. General Cigar entered into a Credit Agreement to finance the acquisition. The amounts borrowed under the General Cigar Credit Agreement and $14.4 million of the seller notes were repaid with the proceeds from the Offering (see Item 5 below).
    On November 8, 1996, the Corporation completed the sale of all of the outstanding common stock of each of the companies that comprised the Corporation's labeling and packaging systems business, CMS Gilbreth Packaging Systems, Inc. ("CMS Gilbreth"), to Impaxx, Inc. for net proceeds, after expenses, of approximately $35 million. The net proceeds from the sale of CMS Gilbreth were used to reduce the amount outstanding under the Corporation's Credit Agreement and repay the remaining amount outstanding under the Corporation's Senior Notes. The Corporation recorded a pretax loss of $5.6 million on the sale of CMS Gilbreth in 1996.


ITEM 5.  CERTAIN TRANSACTIONS

    On February 28, 1997, the Corporation's newly formed subsidiary, General Cigar Holdings, Inc. ("GC Holdings"), completed an initial public offering of
6.9 million shares of its Class A Common Stock (the "Offering"), reflecting approximately 26% of the common equity ownership of GC Holdings. Each share of Class A Common Stock entitles its holder to one vote. The Corporation owns the remaining equity of GC Holdings in the form of Class B Common Stock, which entitles its holder to ten votes for each share. Accordingly, the Corporation holds approximately 97% of the combined voting power of the outstanding common stock of GC Holdings. The proceeds from the Offering, after underwriters' discounts and commissions and estimated other expenses, were approximately $113 million and were used to reduce debt, a substantial portion of which was incurred in connection with the Villazon Acquisition (see Item 2 above).
    GC Holdings has no operations of its own, and its principal asset is all of the outstanding stock of General Cigar, previously a wholly owned direct subsidiary of the Corporation. Pursuant to a Distribution Agreement entered into on February 27, 1997, among the Corporation, GC Holdings and the Corporation's wholly owned subsidiary, Culbro Land Resources, Inc. ("CLR"), the Corporation transferred certain assets and liabilities to GC Holdings and CLR. The Distribution Agreement also provides for a potential distribution of the stock of CLR to the shareholders of the Corporation (the "Distribution"). The Distribution is contingent upon (i) either a tax ruling or an opinion of counsel satisfactory to the Corporation that the Distribution constitutes a tax-free reorganization under Section 335 of the Internal Revenue Code and (ii) approval of the Merger (see below) by the Corporation's shareholders. On March 18, 1997, CLR changed its name to Griffin Land & Nurseries, Inc.

    The assets transferred to GC Holdings included principally 1,100 acres of land, all of the outstanding common stock of General Cigar Co., Inc., 387 PAS Corp. (a New York City office building), Club Macanudo, Inc., Club Macanudo (Chicago) Inc., and GCH Transportation, Inc. The terms of the Distribution Agreement required GC Holdings to assume certain related liabilities, including mortgages on certain assets, and the amount outstanding under the Culbro Credit Agreement. The Distribution Agreement also provided for the assumption of certain employee benefit arrangements of the Corporation by GC Holdings, and for a tax sharing agreement between the Corporation, GC Holdings, and CLR. The assets transferred to CLR included the Corporation's non-tobacco businesses and investments, principally its nursery business, Imperial Nurseries, Inc. ("Imperial"), most of its New England real estate holdings and the investment in Centaur Communications Ltd. ("Centaur"). The Distribution Agreement also required a transfer of $7 million to CLR from GC Holdings.
    Subsequent to the Distribution, the Corporation will have as its only significant asset its investment in GC Holdings. The Corporation will then be merged (the "Merger"), subject to approval of 66 2/3% of its shareholders, into GC Holdings. The Corporation's shareholders at that time will receive approximately 4.45 shares of Class B Common Stock of GC Holdings in exchange for each share of the Corporation's stock.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    (A)  FINANCIAL STATEMENTS

    Audited financial statements of Villazon & Company, Inc.            Page 4
    for the three years ended December 31, 1996.

    Audited financial statements of Honduras American Tabaco,           Page 18
    S.A. de C.V. for the three years ended December 31, 1996.

    (B)  PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma consolidated condensed financial information gives effect to the acquisition of Villazon, the Offering and the disposition of CMS Gilbreth. The unaudited pro forma consolidated condensed statement of operations assumes that these transitions occurred at the beginning of the year. The unaudited pro forma consolidated condensed balance sheet presented assumes that the Villazon acquisition and the Offering took place as of the balance sheet date. The effect of the sale of CMS Gilbreth was already reflected in the Corporation's 1996 balance sheet. This unaudited pro forma consolidated condensed financial information may not necessarily reflect the results of operations and financial position that actually would have been achieved had these transactions taken place at the assumed dates. The pro forma consolidated condensed financial information should be read in conjunction with the Corporation's financial statements included under Item 7 of the Corporation's 1996 Form 10-K.

    Unaudited pro forma consolidated condensed statement                Page 26
          of operations for the fiscal year ended
          November 30, 1996

    Unaudited pro forma consolidated condensed balance sheet            Page 27
         as of  November 30, 1996

    Notes to unaudited pro forma consolidated financial information     Page 28

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and Directors
of Culbro Corporation


In our opinion, the accompanying balance sheets and the related statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of the purchased assets of Villazon & Company, Inc. (as described in Note 1) at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As disclosed in the financial statements, the Company has extensive transactions and relationships with related parties. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.





/s/ PRICE WATERHOUSE LLP
Tampa, Florida
March 21, 1997


Villazon & Company, Inc.

STATEMENTS OF INCOME
-------------------------------------------------------------------------------------

                                                    YEAR ENDED DECEMBER 31,
                                              1994           1995           1996

Net sales                                  $19,901,972    $24,152,535    $40,446,038
                                           -----------    -----------    -----------
Costs and expenses:
 Cost of sales                              12,491,696     14,975,595     24,645,299
 Selling, general and administrative         3,934,883      4,315,678      5,380,206
                                           -----------    -----------    -----------
                                            16,426,579     19,291,273     30,025,505
                                           -----------    -----------    -----------
Operating income                             3,475,393      4,861,262     10,420,533
                                           -----------    -----------    -----------
Other income (expense):
 Interest income                                32,219        133,463        223,998
 Interest expense                             (274,161)      (452,401)      (552,408)
 Other                                          41,570         17,830         65,861
                                           -----------    -----------    -----------
                                              (200,372)      (301,108)      (262,549)
                                           -----------    -----------    -----------
Income from continuing operations before
 income taxes                                3,275,021      4,560,154     10,157,984
Income taxes                                    39,496         46,666        113,563
                                           -----------    -----------    -----------
Net income                                 $ 3,235,525    $ 4,513,488    $10,044,421
                                           -----------    -----------    -----------
                                           -----------    -----------    -----------
Earnings per share                         $    758.80    $  1,058.51    $  2,355.63
                                           -----------    -----------    -----------
                                           -----------    -----------    -----------



               The accompanying Notes to Financial Statements are
                an integral part of these financial statements.

Villazon & Company, Inc.

BALANCE SHEETS
------------------------------------------------------------------------------

                                                           DECEMBER 31,
                                                       1995          1996
ASSETS

Current assets:
 Cash and cash equivalents                           $ 4,525,753   $ 9,731,183
 Accounts receivable:
   Trade - less allowance of $3,477 and $1,590         3,572,768     5,566,897
 Related party receivables                                76,213       299,000
 Insurance claim receivable                              104,110
 Inventories                                           3,157,553     3,070,966
 Advances to suppliers, net                                    -       472,139
 Prepaid expenses                                        182,373       181,604
                                                     -----------   -----------
      Total current assets                            11,618,770    19,321,789

Deposits                                                       -        40,450
Cash surrender value of insurance on
 lives of officers, net of policy
 loans of $55,027 and $0                                 867,186     1,082,706
Available-for-sale securities                             41,121        51,021
Property, plant and equipment, net                       840,361       718,597
Trademarks, at cost, less accumlulated
 amortization of $34,313 and $29,138                      96,460       183,379
                                                     -----------   -----------
      Total assets                                   $13,463,898   $21,397,942
                                                     -----------   -----------
                                                     -----------   -----------
      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Debt due within one year                               $468,200        $3,686
 Accounts payable                                        798,532     1,205,128
 Related party payables                                        -     1,629,674
 Income taxes payable                                     12,946        66,370
 Accrued liabilities:
   Bonuses, vacation, salaries and wages                 196,294       218,697
   Contribution to profit-sharing plan                   224,099       248,434
   Other                                                   1,423         4,255
                                                     -----------   -----------
      Total current liabilities                        1,701,494     3,376,244

Long-term debt                                         3,260,056     5,139,756
                                                     -----------   -----------
      Total liabilities                                4,961,550     8,516,000
                                                     -----------   -----------
Commitments and contingencies (Notes 7, 8  and 10)

Stockholders' equity:
 Common stock, $50 par value: authorized
  10,000 shares; issued and outstanding
  4,264 shares                                           213,200       213,200
 Capital in excess of par value                          223,659       223,659
 Unrealized gains on securities                           41,121        51,021
 Retained earnings                                     8,024,368    12,394,062
                                                     -----------   -----------
      Total stockholders' equity                       8,502,348    12,881,942
                                                     -----------   -----------
      Total liabilities and stockholders' equity     $13,463,898   $21,397,942
                                                     -----------   -----------
                                                     -----------   -----------

               The accompanying Notes to Financial Statements are
                an integral part of these financial statements.


Villazon & Company, Inc.

STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------------------------------


                                                                   YEAR ENDED DECEMBER 31,
                                                              1994           1995           1996

OPERATING ACTIVITIES
Net income                                                $ 3,235,525    $ 4,513,488    $10,044,421
Adjustments to reconcile net income to
 net cash provided by operating activities:
 Gain on sale of assets                                       (21,000)          -              -
 Depreciation and amortization                                119,061        138,295        169,978
 Changes in operating assets and liabilities:
   (Increase) decrease in assets:
      Accounts receivable - trade                            (510,166)      (516,934)    (1,994,129)
      Related party receivable                                (44,609)        12,446       (222,787)
      Insurance claim receivable                                 -          (104,110)       104,110
      Inventories                                             938,262       278, 095         86,587
      Advances to suppliers                                      -              -          (472,139)
      Prepaid expenses                                         27,980        (54,702)           769
      Trademarks                                              (28,391)       (34,069)       (96,485)
      Deposits                                                   -              -           (40,450)
 Increase (decrease) in liabilities:
      Accounts payable                                        130,786         79,166        406,596
      Related party payables                                 (647,472)       (77,500)     1,629,674
      Income taxes payable                                     10,988        (12,011)        53,424
      Accrued liabilities                                      31,924         16,196         49,570
                                                          -----------    -----------    -----------
Net cash provided by operating activities                   3,242,888      4,238,360      9,719,139
                                                          -----------    -----------    -----------

INVESTING ACTIVITIES
Decrease (increase) in cash surrender value of insurance
 on lives of officers                                          96,546        (51,655)      (215,520)
Purchase of property, plant and equipment                     (46,290)      (538,880)       (35,802)
Proceeds(payments)  from sale of property, plant and
 equipment                                                     51,055         16,337         (2,846)
                                                          -----------    -----------    -----------
Net cash provided by (used in) investing activities           101,311       (574,198)      (254,168)
                                                          -----------    -----------    -----------

FINANCING ACTIVITIES
Net proceeds (payments) on related party debt                  10,498        (45,347)      (461,352)
Net proceeds from long-term debt                              378,764        689,177      1,876,538
Distributions to stockholders                              (1,314,685)    (3,300,699)    (5,674,727)
                                                          -----------    -----------    -----------
Net cash used in financing activities                        (925,423)    (2,656,869)    (4,259,541)
                                                          -----------    -----------    -----------
Net increase in cash                                        2,418,776      1,007,293      5,205,430
Cash and cash equivalents
 at beginning of year                                       1,099,684      3,518,460      4,525,753
                                                          -----------    -----------    -----------
Cash and cash equivalents
 at end of year                                           $ 3,518,460    $ 4,525,753    $ 9,731,183
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------
SUPPLEMENTAL DISCLOSURES
 Cash paid for income taxes                               $    18,307    $    58,678    $    60,139
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------
 Cash paid for interest                                   $   274,161    $   452,356    $   553,830
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------
NONCASH INVESTING AND FINANCING ACTIVITIES:
 Available-for-sale securities received as a result
 of demutualization of insurance company                  $      -       $    41,121    $      -
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------


               The accompanying Notes to Financial Statements are
                an integral part of these financial statements.



Villazon & Company, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
------------------------------------------------------------------------------------------------------------------------------

                                                                     Capital in                                     Total
                                              Common Stock            Excess of     Unrealized     Retained     Stockholders'
                                          Shares        Amount        Par Value        Gains       Earnings        Equity

Balance at December 31, 1993                4,264      $ 213,200      $ 223,659      $     -     $  4,890,739   $  5,327,598

 Net income for the year 1994                                                                       3,235,525      3,235,525

 Distributions to stockholders                                                                     (1,314,685)    (1,314,685)
                                       ----------      ---------      ---------      ---------   ------------   ------------

Balance at December 31, 1994                4,264        213,200        223,659            -        6,811,579      7,248,438

 Change in unrealized gains on
  available-for-sale securities                                                         41,121                        41,121

 Net income for the year 1995                                                                       4,513,488      4,513,488

 Distributions to stockholders                                                                     (3,300,699)    (3,300,699)
                                       ----------      ---------      ---------      ---------   ------------   ------------

Balance at December 31, 1995                4,264        213,200        223,659         41,121      8,024,368      8,502,348

 Change in unrealized gains on
  available-for-sale securities                                                          9,900                         9,900

 Net income for the year 1996                                                                      10,044,421     10,044,421

 Distributions to stockholders                                                                     (5,674,727)    (5,674,727)
                                       ----------      ---------      ---------      ---------   ------------   ------------

Balance at December 31, 1996                4,264      $ 213,200      $ 223,659      $  51,021   $ 12,394,062   $ 12,881,942
                                       ----------      ---------      ---------      ---------   ------------   ------------


                              The accompanying Notes to Financial Statements are
                                an integral part of these financial statements.

Villazon & Company, Inc.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION AND SUBSEQUENT EVENT

    Pursuant to a purchase agreement dated December 20, 1996 (effective January 1, 1997), General Cigar Co., Inc., ("General") a subsidiary of Culbro Corporation, acquired certain operations and substantially all of the assets of Villazon and Company, Inc. (the "Company"), which is in the business of producing and selling of cigars. The final purchase price of $38,450,000 in cash along with $10,000,000 in promissory notes, the 1996 profits and the assumption of certain liabilities, is contingent upon any purchase price adjustments made on the December 31, 1996 balance sheet.
    The assets acquired consist of the Villazon and Company ("Villazon") and its related divisions, Danby-Palicio ("Danby") and Tinder Box Wholesale ("TBW") (collectively known as Villazon and Co., Inc.). The Company's principal facilities consist of cigar manufacturing operations in Tampa, Florida and distribution operations in Upper Saddle River, New Jersey. Excluded from the assets acquired was the Company's 79.01% ownership interest in James B. Russell, Inc. ("JBR") (see Note 6) and two pieces of real property located in Ybor City and Miami, Florida. Prior to the acquisition, the financial results of the Company included the consolidated results of JBR, which was not acquired by General. The accompanying financial statements present the financial position, results of operations and cash flows of Villazon and Co., Inc., on a carved out basis as if the assets acquired had been an independent reporting entity for all periods presented.

    The statements of income include all revenues and costs directly attributable to the Company, and the allocation of certain corporate expenses which were allocated to JBR (see Note 6). Expenses have historically been allocated based on the nature of the expense. Allocated expenses include administrative services, rent, legal and accounting fees, certain employee benefits and other similar overhead costs. All of the allocations and estimates in the statements of income are based on assumptions that the Company's management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if JBR had operated as a separate entity.

    Subsequent to the purchase transaction, the stock and remaining assets of the Company will be known as Preferred Havana, Inc.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on deposit in time deposit accounts which mature within 90 days of purchase.

    INVENTORIES

    Supplies, work in process and finished goods are valued at the lower of cost (using the first-in, first-out method) or market. Leaf tobacco is valued at the lower of cost (using the specific identification method) or market.

Villazon & Company, Inc.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    Leaf tobacco includes tobacco in the process of aging, a substantial amount of which may not be used within one year. It is industry practice to include such inventories as current assets. Leaf tobacco also includes tobacco in bond which is subject to custom duties upon withdrawal from bond. Following industry practice, the Company does not include such duties in inventories until paid.

    AVAILABLE-FOR-SALE SECURITIES

    Management determines the appropriate classification of securities at the time of acquisition and re-evaluates such designation as of each balance sheet date. Marketable equity securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in a separate component of stockholders' equity. Available-for-sale securities at December 31, 1995 and 1996 are equity securities in an insurance company issued at the time of conversion from a mutual to a stock company with zero cost basis and estimated fair value of $41,121 and $51,021, respectively.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost and depreciated using either straight line or accelerated methods. Maintenance and repairs are charged to expense as incurred.

    TRADEMARKS

    Trademarks consist of registered trade names of cigars or other tobacco brands, and are initially capitalized at acquisition cost. Costs associated with renewal of trademark registrations are also capitalized. Trademarks are being amortized on a straight line basis over 5 to 15 years. Related amortization expense of $2,956, $8,769 and $9,566 for the years ended December 31, 1994, 1995 and 1996, respectively, is included in selling, general and administrative expenses.

    REVENUE RECOGNITION

    Sales and the related costs of sales are recognized upon shipment of products. Excise taxes for the years ended December 31, 1994, 1995 and 1996, were approximately $1,005,000, $1,149,000 and $1,571,826, respectively, and are included in net sales and cost of sales in the statements of income.

    EARNINGS PER SHARE

    Earnings per share of common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period. Primary and fully diluted earnings per share are equivalent.

Villazon & Company, Inc.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    ESTIMATES

    Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from the estimates.

    FINANCIAL INSTRUMENTS

    The Company's financial instruments include cash and cash equivalents, accounts receivable, advances to suppliers, cash surrender value of insurance on lives of officers, available-for-sale securities, notes payable, accounts payable and long-term debt. In the opinion of management, the carrying amount of these financial instruments approximates their fair value.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company's customers are geographically dispersed but are concentrated in the tobacco industry. The Company historically has had no material losses on its accounts receivable from customers in excess of allowances provided.
    The Company's two largest customers accounted for approximately $3,516,139 (16%) and $3,136,208 (14%) in 1994, $4,048,250 (15%) and $3,633,613 (13%)
    in 1995; and $10,040,082 (25%) and $4,831,586 (12%) of net sales in 1996.

2.  INVENTORIES:

    Inventories consist of the following:
                                                   DECEMBER 31,
                                                1995           1996

    Leaf tobacco                            $   502,959    $   857,985
    Work in process                             899,229        322,896
    Finished goods                            1,322,395      1,288,066
    Supplies                                    432,970        602,019
                                            -----------    -----------
                                            $ 3,157,553    $ 3,070,966
                                            -----------    -----------
                                            -----------    -----------
3.  ADVANCES TO SUPPLIERS:

    Advances to Suppliers at December 31, 1996 consist of the following:

    Advances to tobacco grower              $   410,000
    Advances - other                            175,830
    Reserve for uncollectible advances         (113,691)
                                            -----------
                                            $   472,139
                                            -----------
                                            -----------

Villazon & Company, Inc.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    During 1996, the Company, under a three year verbal agreement with a tobacco supplier, advanced $410,000 to finance the growing, harvesting, curing and sorting of tobacco. The Company will be reimbursed for its advances from annual proceeds from the sale of crop. In addition, annual net income, if any, of the supplier during the term of the arrangement will be divided equally between the supplier and the financiers of the tobacco growing venture. The Company will have the right of first refusal to purchase its proportionate share of tobacco grown during the term of the arrangement. The Company is at risk for potential crop loss. As of December 31, 1996, no tobacco has been purchased by the Company from the supplier.

    The Company has also advanced approximately $176,000 to two tobacco suppliers in South America and Mexico during 1996 as a deposit on future purchases.

4.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment and related accumulated depreciation and amortization of capital leases are summarized as follows:

                                                        DECEMBER 31,
                                                     1995           1996

         Land                                    $    49,998    $    49,998
         Buildings and improvements                  374,682        377,528
         Machinery and equipment                     601,866        597,583
         Transportation equipment                    543,423        543,854
         Office furniture and equipment              347,856        369,085
         Leasehold improvements                      146,574        151,790
                                                 -----------    -----------
                                                   2,064,399      2,089,838
         Less accumulated depreciation            (1,224,038)    (1,371,241)
                                                 -----------    -----------
                                                 $   840,361    $   718,597
                                                 -----------    -----------
                                                 -----------    -----------

    Depreciation is determined on the straight-line and accelerated methods using estimated useful lives as follows:

              Buildings and improvements          5 - 31 1/2 years
              Machinery and equipment             4 - 15 years
              Transportation equipment            3 - 12 years
              Office furniture and equipment      5 - 10 years
              Leasehold improvements              5 - 10 years

    Depreciation expense was $116,105, $129,526 and $160,412 in 1994, 1995 and
    1996, respectively.

Villazon & Company, Inc.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.  DEBT:
                                                          DECEMBER 31,
                                                       1995           1996
    Prime plus 1/2% (8.75% at December
      31, 1995) unsecured demand notes
      payable to related parties                   $   461,352    $    -
    Prime plus 1/2% (8.75% at December 31, 1996)
      unsecured notes payable to officers and
      stockholders, due in 1999 or payable
      13 months after notice                         3,256,370      5,139,756
    10.38% capital lease obligation on UPS
      manifest system, due $1,912 per quarter
      through 1997                                      10,534          3,686
                                                   -----------    -----------
                                                     3,728,256      5,143,442
    Less amount due within one year                   (468,200)        (3,686)
                                                   -----------    -----------
    Long-term debt due after one year              $ 3,260,056    $ 5,139,756
                                                   -----------    -----------
                                                   -----------    -----------

    Total interest expense to related parties was $267,634 in 1994, $445,180 in 1995 and $549,702 in 1996.

    The maturities of long-term debt at December 31, 1996 are as follows:

      1997                                         $     3,686
      1998                                              -
      1999                                           5,139,756
                                                   -----------
                                                   $ 5,143,442
                                                   -----------
                                                   -----------

    Subsequent to December 31, 1996 long term debt payable to the officers and stockholders of the Company was repaid by General in accordance with the purchase agreement (see Note 1).


6.  RELATED PARTY TRANSACTIONS:

    The Company has had transactions in the normal course of business with various other corporations, certain of whose directors or officers are also directors of the Company.

    HATSA

    Certain stockholders of the Company hold a 45% interest in Honduras American Tabaco, S.A. ("HATSA"). The Company purchases cigars, boxes and tobacco leaf from HATSA, and the Company sells tobacco and other supplies purchased from third parties to HATSA. Purchases and sales are netted, resulting in a net receivable or payable to HATSA. The net receivable (payable) was $17,587 at December 31, 1995 and ($1,629,674) at December 31,

Villazon & Company, Inc.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    1996. Payments to HATSA are made when requested by HATSA. Approximately $5,668,000 in purchases were made in 1994, $7,450,000 in 1995 and
    $12,414,000 in 1996, and approximately $1,590,000 in sales were made in 1994, $2,141,000 in 1995 and $2,790,000 in 1996.

    NATSA

    Nicaragua American Tobacco S.A. ("NATSA") was formed in 1996 and is owned by parties related to the Company including a minority stockholder and an employee. The Company began purchasing cigars from NATSA in 1996 and, at December 31, 1996, is the only customer. The Company has advanced money to NATSA for future purchases and sells tobacco purchased from other suppliers to NATSA, resulting in a net receivable from NATSA of approximately $255,622 at year-end. The Company had total purchases from NATSA of approximately $2,129,000 during the year.

    Prior to the acquisition of the Company by General, all interests held in NATSA were divested by the Company's stockholders in accordance with the purchase agreement referred to in Note 1.

    MANUFACTURERS BANK

    Certain stockholders and members of the Company's Board of Directors are also stockholders and members of the Board of Directors of The Manufacturers Bank of Florida. The Company uses banking services provided by and purchases certificates of deposit issued by The Manufacturers Bank of Florida. Fees paid to The Manufacturers Bank of Florida were immaterial.

    TINDER BOX INTERNATIONAL

    A major stockholder of the Company owns 37.5% of Tinder Box International, Ltd. (TBI). In August 1989, the Company entered into a ten-year license agreement with TBI which provides the Company the right to sell and distribute specialized products. In consideration of the license granted, the Company remits a royalty to TBI based on a percentage of net sales of the products sold under the license. The license agreement provides for a 6% royalty percentage which will increase to 7% or 8% if related sales during any twelve-month period exceed $3,000,000 or $5,000,000, respectively. Prior to 1994, the license agreement was verbally amended to
    reduce the royalty percentage to 3% on sales $3,000,000 and less.   Royalty
    expense for the years ended December 31, 1994, 1995 and 1996 was approximately $37,000, $43,000 and $64,000, respectively (at 3% of the related sales).

    The terms of the license agreement also contain certain covenants whereby at the option of the licensee or licensor, the license agreement may be terminated. These terms include the sale of majority ownership of the Company or a sale of all or a substantial portion of the Company's stock. Additionally, the Company has agreed that if TBI is sold, the Company will terminate its ownership of Tinderbox Wholesale Division which was originally purchased from TBI. TBI shall purchase all of the Company's inventories of Tinder Box Products, at

Villazon & Company, Inc.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    licensee's cost, and all of the equipment, fixtures and supplies which the Company purchased from TBI at the lesser of market value or depreciated cost.

    JBR

    Certain stockholders and members of the Board of Directors own the 20.99% of JBR that is not owned by the Company. Two of the Company's divisions, Danby and Tinder Box Wholesale ("TBW"), occupy the same premises as JBR in Upper Saddle River, New Jersey, and share certain administrative services (see Note 10). Danby, TBW and JBR incur certain related administrative and overhead expenses as a result of occupying these same premises. At December 31, 1995 and 1996 Villazon had a receivable of approximately $58,000 and $38,000, respectively, from JBR for administrative expenses incurred on behalf of JBR. During the years ended December 31, 1994, 1995 and 1996, $242,000, $266,000 and $270,000 in administrative and rental expenses were allocated to JBR.

    OTHER

    Rentals paid to related parties were approximately $253,000 in 1994, 1995 and 1996. See Note 10 for related party leases. Also see Note 5 for related party debt.

7.  STOCK PURCHASE AGREEMENT:

    Under an agreement between the Company and its stockholders, any stockholder desiring to pledge, encumber or otherwise dispose of his stock in the Company during his lifetime shall first obtain the written consent of the Company and the stockholders. Stock may be sold, however, if the stock is first offered to the Company and the nonselling stockholders at the same price and on the same terms and conditions as those offered to the third party. The offered shares may be sold to any other person if both the Company and the remaining stockholders do not exercise their rights. Under terms of the agreement, the purchase price of each share of stock purchased in a transfer upon death shall be $3,517.82 unless redetermined by agreement of the Company and the stockholders.

    The stock purchase agreement also calls for the Company to maintain life insurance policies to insure or partially insure its obligations under the agreement. Additionally, in the event a stockholder sells all of his stock in the Company, the stockholder shall have the right to purchase from the Company the insurance policies on his life for a price equal to the cash surrender value and accumulated dividends, less the balance of any outstanding loans.

8.  EMPLOYEE BENEFITS:

    All factory employees are participants in the Cigar Makers' Union Local 533, Retail, Wholesale and Department Store Union Plan which is a multi-employer defined contribution plan. The Company's contribution is based on the rate of $.70 per hour for the first 40 hours per week per employee in 1994, 1995 and 1996. Under the Employee Retirement Income Security Act of 1974, as amended by the Multi-employer Pension Plan Amendments Act of 1980, an employer is liable for a proportionate part of the plan's unfunded vested benefits.

Villazon & Company, Inc.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    The relative position of each employer with respect to actuarial present value of accumulated benefits and net assets available for benefits, however, is not available to the Company.

    Profit-sharing plans cover nonunion employees who meet certain eligibility requirements. The plans are funded by discretionary contributions from the Company and JBR.

    The expenses of these plans are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                     1994      1995      1996
        Union plan charge to cost of sales         $128,976  $143,234  $144,793
        Profit-sharing plan charged to selling,
         general and administrative expenses        185,727   211,763   218,066
                                                   --------  --------  --------
                                                   $314,703  $354,997  $362,859
                                                   --------  --------  --------
                                                   --------  --------  --------

9.  INCOME TAXES:

    The Company has elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company generally does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective share of the Company's taxable income. Certain states do not recognize the Subchapter S election and, accordingly, require the payment of taxes by the Company. Income tax expense associated with those states that do not recognize the Subchapter S election was approximately $39,000, $47,000 and $114,000 at December 31, 1994, 1995 and 1996, respectively.

10. COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES

    The Company occupies premises in Upper Saddle River, New Jersey. The building is owned by Glordiane Realty, a partnership of the principals of the Company. A ten year lease, effective December 1, 1984, provided for rent of approximately $24,000 ($4,000 relating to JBR) per month effective July 1, 1985 plus a proportionate share of any increase in realty taxes and expenses. Subsequent to year-end the rental agreement was revised and provided for monthly rentals of approximately $13,500 per month. This rental agreement became effective January 1, 1997 and extends through December 31, 2000.

Villazon & Company, Inc.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    Future minimum rental commitments for all noncancelable operating leases are as follows:

           YEAR ENDING
           DECEMBER 31,                            TOTAL
              1997                               $ 184,223
              1998                                 162,223
              1999                                 162,223
              2000                                 162,223

    LITIGATION

    The Company is party to litigation in the normal course of business. While the result of litigation cannot be predicted with certainty, the Company believes that the final outcome of all litigation will not have a material adverse effect on the Company's financial condition.

    TOBACCO TAXES

    On February 25, 1997, the Company was notified by subpoena that the New York State Department of Taxation and Finance, as part of an industry wide investigation, is investigating six years of financial information to determine if the Company is liable for back taxes on the import of tobacco. The state of New York requires a tobacco import tax to be paid by a distributor, on behalf of a retailer, and is calculated as 20% of the wholesale cost. While management believes that the final outcome will not have a material effect on the Company's financial condition, the result of this litigation cannot presently be determined.

[PRICE WATERHOUSE LETTERHEAD]


                          REPORT OF INDEPENDENT ACCOUNTANTS





To the Shareholders and Directors of
Culbro Corporation

In our opinion, the accompanying balance sheets and the related statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Honduras American Tabaco, S. A. de
C. V. at December 31, 1996 and December 31, 1995 and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in the financial statements, the Company has extensive transactions and relationships with related parties. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

/s/ Price Waterhouse
Tegucigalpa, Honduras
March 12, 1997

Honduras American Tabaco, S. A. de C. V.
Balance Sheets
-----------------------------------------------------------------------------


(EXPRESSED IN US DOLLARS)

                                                           DECEMBER 31,
                                                     1996             1995
                          ASSETS

Current assets:
  Cash                                          $   176,508        $  611,512
  Accounts receivable - trade                        95,820           115,314
  Related party receivable                        1,629,673             -
  Inventories                                     3,693,247         3,670,742
  Prepaid expenses                                   18,070            14,424
                                                 -----------       -----------
    Total current assets                          5,613,318         4,411,992

Property, plant and equipment, net                  569,369           395,808
Other assets                                          6,000             6,000
                                                 -----------       -----------
    Total assets                                $ 6,188,687        $4,813,800
                                                 -----------       -----------
                                                 -----------       -----------

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities       $   27,233        $   83,020
  Related party payables                              6,058           280,623
                                                  ----------        ----------
   Total current liabilities                         33,291           363,643
                                                  ----------        ----------

Stockholders' Equity:
  Common stock                                    2,105,328         2,105,328
  Retained earnings                               4,050,068         2,344,829
                                                  ----------        ----------
    Total stockholders' equity                    6,155,396         4,450,157
                                                  ----------        ----------

    Total liabilities and stockholders' equity   $6,188,687        $4,813,800
                                                  ----------       -----------
                                                  ----------       -----------


         The accompanying notes to financial statements are an integral part of these  financial statements.




HONDURAS AMERICAN TABACO, S.A. DE C.V.
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
----------------------------------------------------------------------------------------------------

(EXPRESSED  IN US DOLLARS)

                                                              YEAR ENDED DECEMBER 31,
                                                    1996                1995                1994


Net sales                                      $ 12,585,145        $  7,282,830          $5,832,953
                                                ------------        ------------          ----------
Cost and expenses:
   Cost of goods sold                             8,297,715           5,249,450           3,818,682
   Administrative expenses                          278,555             202,965             168,099
                                                ------------        ------------          ----------
Operating profit                                  4,008,875           1,830,415           1,846,172
Other income (expense)                               36,171              (2,045)              9,048
Foreign currency losses                             (47,579)           (337,799)           (344,818)
                                                ------------        ------------          ----------
Net income                                        3,997,467           1,490,571           1,510,402

Retained earnings - beginning of year             2,344,829           2,302,035           1,562,881
Distribution to stockholders                     (2,292,228)         (1,447,777)           (771,248)
                                                ------------        ------------          ----------
Retained earnings - end of year               $   4,050,068        $  2,344,829          $2,302,035
                                                ------------        ------------          ----------
                                                ------------        ------------          ----------

Earnings per share                            $       19.98        $       7.45          $     7.55
                                                ------------        ------------          ----------
                                                ------------        ------------          ----------



          The accompanying notes to financial statements  are an integral part of these financial statements.


HONDURAS AMERICAN TABACO, S.A. DE C.V.
STATEMENTS OF  CASH FLOWS
----------------------------------------------------------------------------------------------------

(EXPRESSED IN US DOLLARS)


                                                                YEAR ENDED DECEMBER 31,
                                                    1996                1995                 1994
  OPERATING ACTIVITIES:

    Net income                                 $ 3,997,467        $  1,490,571        $  1,510,402
  ADJUSTMENTS TO RECONCILE NET
     INCOME TO NET CASH PROVIDED BY
       OPERATING ACTIVITIES:
    Depreciation                                    84,957              78,359              78,900

   CHANGES IN OPERATING ASSETS AND LIABILITIES:
     (Increase) decrease in assets:
        Accounts receivable - trade                 19,494             (32,426)             66,124
        Related party receivables               (1,629,673)             77,500             930,820
        Inventories                                (22,505)           (608,206)           (840,352)
        Prepaid expenses                            (3,646)             (4,485)              7,503
     Increase (decrease) in liabilities:
        Related party payables                    (274,565)            107,438              23,050
        Accounts payable and accrued
          liabilities                              (55,787)            (38,105)           (248,452)
                                                 ----------         -----------        ------------
 Net cash provided by operating activities       2,115,742           1,070,646           1,527,995
                                                 ----------         -----------        ------------

INVESTING ACTIVITIES:
  Purchase of property, plant and equipment       (258,518)            (76,672)           (290,381)
                                                 ----------         -----------         -----------
Net cash used in investing activities             (258,518)            (76,672)           (290,381)
                                                 ----------        ------------         -----------

FINANCING ACTIVITIES:
  Paid in capital                                  -                   475,698                   -
  Distribution to stockholders                  (2,292,228)         (1,447,777)           (771,248)
                                                 ----------        ------------         -----------

Net cash used in financing activities           (2,292,228)           (972,079)           (771,248)
                                                 ----------         -----------         ------------

Net (decrease) increase in cash                   (435,004)             21,895             466,366
Cash at beginning of year                          611,512             589,617             123,251
                                                 ----------        ------------         -----------

Cash at end of year                            $   176,508       $     611,512         $   589,617
                                                 -----------       -------------        -----------
                                                 -----------       -------------        -----------

          The accompanying notes to financial statements  are an integral part of these  financial statements.

HONDURAS AMERICAN TABACO, S. A. DE C.V.
NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

1.   NATURE OF OPERATIONS
     Honduras American Tabaco, S. A. de C.V. ("the Company") manufactures and sells cigars and related tobacco products. The Company sells approximately 95% of its production to Villazon & Company, Inc ., a related party company located in the United States.

     The Company's maximum authorized fully paid common stock is L 10,000,000 (equivalent to $2,105,328 at December 31, 1996) represented by 200,000 shares of par value L 50 each.

2.   SIGNIFICANT ACCOUNTING POLICIES
     A summary of significant accounting policies adopted by the Company, in accordance with generally accepted accounting principles in the United States, are summarized as follows:

     TRANSLATION OF FINANCIAL STATEMENTS INTO U. S. DOLLARS. The Company's records are maintained in Honduran lempiras (L), and in U.S. dollars as from November 1, 1996, consequently a translation into U.S. dollars was applied to the local currency prepared financial statements at December 31, 1995 and 1994 in accordance with Statement of Financial Accounting Standards ("SFAS") No.52, "Foreign Currency Translation". U.S. dollars was established as functional currency for purposes of the translation. Monetary assets and liabilities are translated at year end exchange rates and non-monetary items are translated at historical rates. Income and expense accounts are translated at the average rates in effect during the year, except for depreciation and cost of product sales which are translated at historical rates. Gains and losses from changes in exchange rates are recognized in income in the year of occurrence.

     INVENTORIES.  Supplies, work in process and finished goods are stated at
     the lower of   cost or market using the first-in, first-out method.  Leaf
     tobacco is valued at the      lower of cost or market using the specific
     identification method. Leaf tobacco includes tobacco in the process of aging, a substantial amount of which may not be used within one year. It is industry practice to include such inventories as current assets.

     PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are recorded at cost. Depreciation is determined on a straight-line basis over the estimated useful assets lives for financial statement reporting purposes. Expenditures for maintenance and repairs are charged to expense when incurred.

     REVENUE RECOGNITION. Sales and the related costs of sales are recognized primarily upon shipment of products. Sales are presented net of goods returned by customers.

     EARNINGS PER SHARE. Earnings per share of common stock is computed by dividing net income by the number of common shares outstanding during the year.

HONDURAS AMERICAN TABACO, S. A. DE C.V.
NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


     ESTIMATES. Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from the estimates.

     FINANCIAL INSTRUMENTS. The Company's financial instruments include cash, accounts receivable and accounts payable. In the opinion of management, the carrying amount of these financial instruments approximates their fair value.

     CONCENTRATION OF CREDIT RISKS. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company historically has had no material losses on its accounts receivable from customers in excess of allowances provided. The Company's largest customer is Villazon & Company, Inc. which accounted for approximately 92%, 95% and 92% of net sales for the years ended December 31, 1996, 1995 and 1994, respectively.

     SEVERANCE COMPENSATION. Accrued severance compensation for employees under the terms of the Honduran Labor Code may be payable to them in the event of dismissal. It is Company's policy to pay this compensation to its employees regardless of dismissal events at year end.

     ADJUSTMENTS AND RECLASSIFICATIONS. Certain adjustments and reclassifications in the financial statements have been made to comply with accounting principles generally accepted in the United States.

3.   INVENTORIES
     As of December 31, inventories consist of the following:

                                                 1996               1995

     Leaf tobacco                            $ 2,596,163         $ 2,747,267
     Supplies                                    999,634             914,982
     Leaf tobacco in transit                      90,029               -
     Goods in transit                        -     7,421               8,493
                                             -----------         -----------
                                             $ 3,693,247         $ 3,670,742
                                             -----------         -----------
                                             -----------         -----------

HONDURAS AMERICAN TABACO, S. A. DE C.V.
NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

4.   PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment and related accumulated depreciation are summarized as follows:

                                                  1996               1995

     Land                                    $    80,242         $   36,595
     Buildings and improvements                  549,662            422,731
     Machinery and equipment                     566,179            486,496
     Transportation equipment                    127,967            127,967
     Office furniture and equipment               99,385             91,128
                                             -----------         ----------
                                               1,423,435          1,164,917
     Less - Accumulated depreciation            (854,066)          (769,109)
                                             -----------         ----------
                                              $  569,369         $  395,808
                                             -----------         ----------
                                             -----------         ----------


     Depreciation is determined on the straight-line method using estimated useful lives as follows:

     Buildings and improvements                        10 years
     Machinery and equipment                          4-5 years
     Transportation equipment                           5 years
     Office furniture and equipment                   4-5 years

5.   STOCK PURCHASE AGREEMENT AND PROPOSED SALE
     Under an agreement between the Company and its stockholders, any stockholder desiring to pledge, encumber or otherwise dispose of his stock in the Company during his lifetime shall first obtain the written consent of the Company and the stockholders. Stock may be sold, if the stock is first offered to the nonselling stockholders at the same price and on the same terms and conditions as those offered to the third party. The offered shares may be sold to any other person if both the Company and the remaining stockholders do not exercise their rights. Under terms of the agreement, no purchase price has been predetermined for each share of stock purchased in a transfer upon death.

6.   TAX BENEFITS
     The Company is eligible to benefit from the Temporary Import Regime (RIT) through resolutions issued by the Ministry of Economy, which expire in the year 1998. Tax benefits include:

     a) Exemption from payment of certain taxes and customs duties on imports of equipment and raw materials used in the production and exportation of cigars and related products.

HONDURAS AMERICAN TABACO, S. A. DE C.V.
NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


     b) Exemption from payment of income tax, for a 10 year period, on profits generated by cigars and related products exports to foreign countries, excluding the Central American region.

7.   OPERATING LEASES
     Future minimum rental payments under a noncancellable lease agreement with a related party as of December 31, 1996 are:

     1997        $   45,000
     1998            48,000
     1999            12,000
                 ----------
                 $  105,000
                 ----------
                 ----------

     Total rental expenses for operating leases were approximately $33,800, $16,000 and $12,000 in 1996, 1995 and 1994, respectively.

8.   SUBSEQUENT EVENT
     Pursuant to a stock purchase agreement dated December 23, 1996, General Cigar Co., Inc., a subsidiary of Culbro Corporation, acquired all the stock of the Company for $20 million in cash. The transaction was completed January 21, 1997 and is effective as of January 1, 1997. The final purchase price is contingent upon any purchase price adjustments made on the December 31, 1996 financial statements.



                                                             CULBRO CORPORATION
                                     UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                                                        YEAR ENDED NOVEMBER 30, 1996
                                                (dollars in thousands except per share data)


                                                              ADJUSTMENTS FOR    ADJUSTMENTS   ADJUSTMENTS
                                         CULBRO     VILLAZON         VILLAZON    FOR SALE OF           FOR         CULBRO
                                     HISTORICAL   HISTORICAL (1)  ACQUISITION   CMS GILBRETH      OFFERING      PRO FORMA
                                     ----------   -----------    ------------   ------------     ----------      ---------
Net sales and other revenue           $204,812       $40,617       $    -          $    -            $    -       $245,429
Cost and expenses:
Cost of goods sold                     120,449        20,830            -               -                 -        141,279
Selling, general and  administrative
  expenses                              60,010         5,658        2,498(2)            -                 -         68,166
Other expense                            4,500             -            -               -                 -          4,500
                                       -------       -------      -------         -------           -------        -------
Operating profit                        19,853        14,129       (2,498)              -                 -         31,484
Other nonoperating income items, net     2,220           278            -               -                 -          2,498
Interest expense                         8,758           552        6,908(3)       (2,859)(5)        (8,747)(6)      4,612
                                       -------       -------      -------          ------            ------        -------
Income before taxes                     13,315        13,855       (9,406)          2,859             8,747         29,370
Income tax provision                     4,916           114        1,621(4)        1,115(4)          3,411(4)      11,177
                                       -------       -------      -------          ------            ------        -------
Income before minority interest          8,399        13,741      (11,027)         $1,744             5,336         18,193
Income attributable to minority interest
  in subsidiary                              -             -            -               -            (4,722)(7)     (4,722)
                                       -------       -------      -------         -------            ------        --------
Income from continuing operations      $ 8,399       $13,741     $(11,027)         $1,744           $   614        $13,471
                                       -------       -------     --------         -------            ------        --------
                                       -------       -------     --------         -------            ------         -------
Income per common share from
   continuing operations                 $1.80                                                                       $2.89
                                        ------                                                                      ------
                                        ------                                                                      ------

Weighted average common shares and
   equivalents outstanding           4,664,000                                                                   4,664,000
                                     ---------                                                                   ---------
                                     ---------                                                                   ---------


SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION.




                                                             CULBRO CORPORATION
                                          UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                                              NOVEMBER 30, 1996

                                                           (dollars in thousands)


                                                                                  ADJUSTMENTS
                                            CULBRO          VILLAZON             FOR VILLAZON         ADJUSTMENTS           CULBRO
                                        HISTORICAL        HISTORICAL(1)           ACQUISITION        FOR OFFERING        PRO FORMA
                                        ----------        ----------              -----------        ------------        ---------

ASSETS
CURRENT ASSETS
Cash and cash equivalents               $  5,409           $  9,907               $    -              $       -          $  15,316
Receivables, net                          35,257              5,962                    -                      -             41,219
Inventories                               81,232              6,464                    -                      -             87,696
Other current assets                       7,923                672                    -                      -              8,595
                                        --------             -------            --------                --------         ---------
Total current assets                     129,821             23,005                    -                      -            152,826
Property and equipment, net               66,829              1,288                3,000(8)                   -             71,117
Intangible assets                              -                183               70,443(9)                   -             70,626
All other assets                          46,794              1,180                1,000(10)                  -             48,974
                                        --------             -------            --------                --------         ---------
Total assets                            $243,444            $25,656              $74,443              $       -           $343,543
                                        --------             -------            --------                --------         ---------
                                        --------             -------            --------                --------         ---------


LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued
   liabilities                         $  27,502            $  1,775             $     -              $       -         $   29,277
All other current liabilities              6,889                   4              74,370(11)            (74,370)(15)         6,893
                                        --------             -------            --------                --------         ---------
Total current liabilities                 34,391               1,779              74,370                (74,370)            36,170
Long-term debt                            49,925               5,140              12,010(12)            (38,630)(15)        28,445

All other noncurrent liabilities          23,340                   -               6,800(13)                  -             30,140
                                        --------             -------            --------                --------         ---------

Total liabilities                        107,656               6,919              93,180               (113,000)            94,755
Minority interest in subsidiary                -                   -                   -                 40,466(16)         40,466

Shareholders' equity                     135,788              18,737             (18,737)(14)            72,534(17)        208,322
                                        --------             -------            --------                --------         ---------
Total liabilities, minority interest
  and shareholders' equity              $243,444             $25,656             $74,443              $       -           $343,543
                                        --------             -------            --------                --------         ---------
                                        --------             -------            --------                --------         ---------

SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL
INFORMATION.


                         CULBRO CORPORATION
      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                        (dollars in thousands)




(1) Represents the combined totals of both Honduras American Tabaco, S. A. de C.V. ("HATSA") and Villazon & Co., Inc. The unaudited pro forma combining statement of operations for 1996 and balance sheet as of December 31, 1996 are presented below and reflect the elimination of sales, cost of goods sold, receivables, payables and profit in ending inventory.

                 UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                            YEAR ENDING DECEMBER 31, 1996

                                        HATSA     VILLAZON   ELIMINATIONS   COMBINED
                                        -----     --------   ------------   --------
Net sales                              $12,585     $40,446     $(12,414)     $40,617
Cost of goods sold                       8,298      24,646      (12,114)      20,830
                                       -------     -------     --------      -------
Gross profit                             4,287      15,800         (300)      19,787
Selling, general and administrative
    expenses                               278       5,380            -        5,658
                                       -------     -------     --------      -------
Operating profit                         4,009      10,420         (300)      14,129
Other nonoperating income (expense),
    net                                    (12)        290            -          278
Interest expense                             -         552            -          552
                                       -------     -------     --------      -------
Income before income taxes               3,997      10,158         (300)      13,855
Income tax provision                         -         114            -          114
                                       -------     -------     --------      -------
Net income                              $3,997     $10,044     $   (300)     $13,741
                                       -------     -------     --------      -------
                                       -------     -------     --------      -------


                      UNAUDITED PRO FORMA COMBINING BALANCE SHEET
                              AS OF DECEMBER 31, 1996

                                            HATSA    VILLAZON  ELIMINATIONS  COMBINED
                                            -----    --------  ------------  --------
Cash and cash equivalents                   $  176    $ 9,731    $     -    $ 9,907
Accounts receivable, net                     1,726      5,866     (1,630)     5,962
Inventories                                  3,693      3,071       (300)     6,464
Other current assets                            18        654          -        672
                                            ------    -------    -------    -------

Total current assets                         5,613     19,322     (1,930)    23,005
Property and equipment, net                    569        719          -      1,288
Intangible assets                                -        183          -        183
Other assets                                     6      1,174          -      1,180
                                            ------    -------    -------    -------

Total assets                                $6,188    $21,398    $(1,930)   $25,656
                                            ------    -------    -------    -------
                                            ------    -------    -------    -------

Accounts payable and accrued liabilities     $  33    $ 3,372    $(1,630)   $ 1,775
Current portion of long-term debt                -          4          -          4
                                            ------    -------    -------    -------

Total current liabilities                       33      3,376    (1,630)      1,779
Long-term debt                                   -      5,140         -       5,140
                                            ------    -------    -------    -------

Total liabilities                               33      8,516    (1,630)      6,919
                                            ------    -------    -------    -------

Common stock                                 2,105        213         -       2,318
Additional paid in capital                       -        224         -         224
Retained earnings                            4,050     12,445      (300)     16,195
                                            ------    -------    -------    -------
Stockholders' equity                         6,155     12,882      (300)     18,737
                                            ------    -------    -------    -------
Total liabilities and stockholders' equity  $6,188    $21,398   $(1,930)    $25,656
                                            ------    -------    -------    -------
                                            ------    -------    -------    -------

(2) Reflects estimated amortization expense of intangible assets to be recorded in connection with the Villazon Acquisition and additional depreciation expense related to the estimated increase in Villazon's property and equipment as a result of purchase accounting adjustments. Estimated intangible assets of $70 million include trademarks and goodwill, if any, which the Corporation anticipates will be amortized over 30 years on a straight line basis. The additional depreciation expense is based on an estimated increase of $3 million to the historical cost of Villazon's property and equipment, depreciated on a straight line basis over an average useful life of 20 years. The period used for goodwill amortization is based on a preliminary estimate of the reasonable period for which such costs are expected to be recovered and is based in part on the earnings and history of the entities acquired.

(3) Reflects (i) amortization of financing fees relating to the General Cigar Credit Agreement and (ii) estimated interest expense on $91.5 million of indebtedness (consisting of $24.4 million of Seller Notes and $67.1 million of indebtedness incurred under the General Cigar Credit Agreement) used to finance the Villazon Acquisition, excluding interest on $5.1 million of Seller Notes which was previously included on the Villazon historical balance sheets as long-term debt due to owners. Prior to the Offering, borrowings under the General Cigar Credit Agreement bear interest at the Eurodollar rate plus 2% (7.44%). The Seller Notes bear interest at prime plus 1/2% (8.75%).

(4) Reflects Federal income tax (35%) and state income tax of approximately 4%, which is net of Federal tax benefits.

(5) Reflects a decrease in interest expense as a result of net proceeds of approximately $35.0 million received from the sale of CMS Gilbreth. The net proceeds were used to reduce the Corporation's debt.

(6) Reflects a decrease in interest expense as a result of net proceeds of $113.0 million from the Offering applied towards the repayment of (i) $98.6 million of indebtedness under the General Cigar Credit Agreement bearing interest at the Eurodollar rate plus 2% (7.44%) and (ii) $14.4 million of indebtedness reflecting a portion of the Seller Notes bearing interest at a rate of prime plus 1/2% (8.75%). The General Cigar Credit Agreement provides for a reduction of interest rates to the Eurodollar rate plus 3/4%.

(7) Reflects the net income of GC Holdings attributed to the approximately 26% minority ownership as a result of the Offering of Class A Common Stock of GC Holdings.

(8) Reflects purchase accounting adjustments to increase property and equipment to its estimated fair value. Based on a preliminary allocation of the purchase price of $90.5 million (including an estimate of $1.5 million for acquisition costs), Villazon's historical basis of property and equipment was increased by $3 million representing management's preliminary determination of estimated fair value which was based upon current prices of comparable assets.

(9) Reflects the preliminary estimated excess of the purchase price paid for Villazon over the fair value of net assets acquired, primarily trademarks and goodwill, if any.

(10) Reflects financing fees paid to the banks in connection with the General Cigar Credit Agreement used to finance the Villazon Acquisition.

(11) Reflects issuance of short-term Seller Notes of $14.4 million, including the assumption of $5.1 million of long-term debt due to owners as previously included on Villazon's historical balance sheet and debt of $60.0 million incurred under the Credit Agreement in connection with the Villazon Acquisition.

(12)  Reflects (i) the issuance of the long-term Seller Notes of $10.0 million,
      (ii) borrowings under the Credit Agreement of $7.1 million, less (iii) the $5.1 million of long-term debt due to owners previously included on Villazon's historical balance sheet.

(13) Reflects deferred taxes related to purchase accounting adjustments to the historical basis of assets acquired in the Villazon Acquisition.

(14)  Reflects elimination of shareholders' equity of Villazon.

(15) Reflects net proceeds from the Offering of $113.0 million applied toward the repayment of (i) $74.4 million of short-term debt consisting of $60.0 million under the Credit Agreement and $14.4 of Seller Notes, and (ii) $38.6 million of long-term debt outstanding under the Credit Agreement.

(16) Reflects minority interest in GC Holdings as a result of the Offering. Minority interest reflects approximately 26% of the net book value of GC Holdings as of the balance sheet date.

(17) Reflects increase in the Corporation's additional paid in capital as a result of the excess of the Offering proceeds of $113.0 million over the minority interest in GC Holdings as of the balance sheet date.